For Immediate Release

MEMC ANNOUNCES BOARD TRANSITION

St. Peters, MO, December 27, 2012 - MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that two members of its Board of Directors, John Marren and William Stevens, will be retiring from the Board, effective December 31, 2012. Messrs. Marren and Stevens have each served on the MEMC Board for 11 years. The company also announced that directors Emmanuel (Manny) Hernandez and Marshall Turner have been appointed to succeed the retiring directors as Chairman of the Board and Chairman of the Audit Committee, respectively.

“On behalf of management and my fellow directors, I would like to thank both John and Bill for their years of leadership on our board. With their guidance, we have successfully navigated through both strong and challenging markets, and their experience and dedication will be missed,” commented Ahmad Chatila, MEMC President and Chief Executive Officer. “We are also pleased to welcome Manny and Marshall in their expanded roles. Both of them have played crucial roles in many of the Company's most important initiatives, and their experience and leadership will be of even greater value as we move forward."

Mr. Marren commented, “It has been an honor to serve on MEMC's Board of Directors for the past 11 years. I am confident that Manny's talent, ideas and in-depth semiconductor and solar industry knowledge will serve the shareholders well. I am pleased that Bill and I leave the Board following the recent appointment of three new highly qualified board members who can add their own new and unique perspectives.”

Manny Hernandez, MEMC's newly appointed Chairman of the Board, added, “I am honored to be appointed to lead such a distinguished group of directors. We have a good balance of recently added directors, with Board tenure now averaging less than four years. I am excited about the future prospects of the company, and look forward to working with Ahmad and the leadership team to create value for our shareholders.”

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226